Exhibit 4.2

Authorized Participant Agreement

This authorized participant agreement (“Authorized Participant Agreement” or “Agreement”) dated as of [ ], 2024 among (i) [ ], a [ ] organized under the laws of [ ] (the “Authorized Participant”), (ii) BlackRock Fund Advisors, a California corporation acting in its capacity as administrative trustee (in such capacity, the “Administrative Trustee”) of the iShares® Ethereum Trust (the “Trust”), a Delaware statutory trust organized and governed by the provisions of the Amended and Restated Trust Agreement (as amended, modified, supplemented and restated from time to time, the “Trust Agreement”) dated as of [ ] among the Administrative Trustee, iShares Delaware Trust Sponsor LLC, a Delaware limited liability company acting in its capacity as sponsor of the Trust (in such capacity, the “Sponsor”) and Wilmington Trust, National Association acting in its capacity as Delaware trustee of the Trust (in such capacity, the “Delaware Trustee”), and (iii) the Sponsor.

RECITALS

A.

Until the listing exchange for the Trust obtains the necessary regulatory approvals to permit the Trust to create and redeem Shares in-kind, all purchases and redemptions by Authorized Participants shall be in cash pursuant to Sections 2.01(b), 3.01(b) and Appendix A to Schedule 1. None of the provisions regarding in-kind purchases and redemptions shall apply until such approvals are obtained.

B.

Pursuant to the provisions of the Trust Agreement, the Trust may from time to time issue or redeem equity securities representing an interest in the assets of the Trust (“Shares”), in each case only in an aggregation of a specified number of Shares (such aggregated amount, as the same may be amended or modified from time to time pursuant to the provisions of the Trust Agreement, a “Basket”), and integral multiples thereof, and only in transactions with parties who, at the time of the transaction, shall have a signed and effective authorized participant agreement with the Trust.

C.

The Authorized Participant has requested to become an “Authorized Participant” with respect to the Trust (as such term is defined in the Trust Agreement), and the Sponsor and the Administrative Trustee have agreed to such request.

D.

The Authorized Participant may designate one or more third parties, which may be affiliates, to source, deliver and/or receive digital assets (but not Shares) on behalf of the Authorized Participant, (any such third party, an “Agent”), where the Authorized Participant is acting in a principal capacity. The Authorized Participant may also place Purchase Orders and Redemption Orders (as defined in the Procedures) acting in an agency capacity on behalf of one or more third parties, which may be affiliates, who have entered into agreements or arrangements with such Authorized Participant (any such third party, an “Authorized Participant Client”) pursuant to which the Authorized Participant Client shall source, deliver and/or receive digital assets (but not Shares) on their own behalf in connection with such Authorized Participant Client’s Purchase Orders and Redemption Orders placed by the Authorized Participant.

E.

If the Authorized Participant has designated an Agent or Authorized Participant Client, then where the Authorized Participant is under an obligation to deliver, receive or otherwise transfer digital assets under this Agreement (including pursuant to any provisions of any schedule or attachment hereto), that obligation shall be performed by its Agent or Authorized Participant Client and not the Authorized Participant. If the Purchase Order or Redemption Order is for cash, the cash shall be delivered by the Authorized Participant to the Trust for a Purchase Order and to the Authorized Participant by the Trust for a Redemption Order (as defined herein). In addition, the Authorized Participant shall cause its Agent to, or require that its Authorized Participant Client represent that it will comply with any representation, warranty or covenant relating to the delivery, receipt or transfer of digital assets and/or cash required to be made hereunder. For the avoidance of doubt and notwithstanding anything else herein to the contrary, the Authorized Participant shall be fully liable for any failure of any Agent or Authorized Participant Client to perform such obligation or for any Agent to make such representation, warranty or covenant and no Agent or Authorized Participant Client shall receive any fees or other form of compensation from the Sponsor or the Trust hereunder.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, hereto, intending to be legally bound, agree as follows:

Section 1. Procedures. The Authorized Participant will, for itself as principal (directly or through its Agent) or as agent for an Authorized Participant Client, purchase or redeem Baskets of the Trust in compliance with the Trust Agreement as supplemented by the Purchase and Redemption Procedures attached to this Agreement as Schedule 1 (such procedures, as the same may be amended or modified from time to time in compliance with the provisions hereof and thereof, the “Procedures”), using such forms as shall be adopted from time to time by the Administrative Trustee to purchase one or more Baskets (a “Purchase Order”), or to redeem one or more Baskets (a “Redemption Order”). All Purchase Orders and Redemption Orders (collectively, “Orders”) shall be placed and executed in accordance with the Trust Agreement as supplemented by the Procedures.

Section 2. Incorporation of Standard Terms. The Standard Terms attached hereto as Schedule 2 are hereby incorporated by reference into, and made a part of, this Agreement.

Section 3. Conflicts Rules. In case of any inconsistency between the provisions of this Agreement and the Trust Agreement, the provisions of the Trust Agreement shall control. In case of inconsistency between the provisions incorporated by reference into this Agreement pursuant to Section 2 above and any other provision of this Agreement, the latter will control.

Section 4. Authorized Representatives. Pursuant to Section 2.01 of the Standard Terms, attached hereto as Schedule 3 is a certificate listing the Authorized Representatives of the Authorized Participant.

Section 5. Notices. Except as otherwise specifically provided in the Procedures, all notices required or permitted to be given pursuant hereto shall be given in writing and delivered by personal delivery or by postage prepaid registered or certified United States first class mail, return receipt requested, or by telex, telegram, facsimile, or similar means of same day delivery (with a confirming copy by mail) addressed as follows:

(i)	If to the Administrative Trustee:

BlackRock Fund Advisors

400 Howard Street

San Francisco, CA 94105

Attn: Legal Department

Telephone: (415) 670-2860

Facsimile: (415) 618-5731

(ii)	If to the Sponsor:

iShares Delaware Trust Sponsor LLC

400 Howard Street

San Francisco, CA 94105

Attn: iShares Product Management Team

Telephone: (415) 670-4671

Facsimile: (415) 618-5097

With a copy to:

BlackRock Fund Advisors

400 Howard Street

San Francisco, CA 94105

Attn: Legal Department

Telephone: (415) 670-2860

Facsimile: (415) 618-5731

Email: groupeiilc@blackrock.com

(iii)	If to the Authorized Participant:

[     ]

Address: [     ]

Attn: [     ]

Electronic Mail: [     ]

Telephone: [     ]

Facsimile: [     ]

or to such other address as any of the parties hereto shall have communicated in writing to the remaining parties in compliance with the provisions hereof.

Section 6. Effectiveness, Termination and Amendment. This Agreement shall become effective, upon execution and delivery by each of the parties hereto. This Agreement may be terminated at any time by any party upon sixty days prior written notice to the other parties and may be terminated earlier by the Administrative Trustee or the Sponsor at any time on the event of a breach by the Authorized Participant of any provision of this Agreement (including the Standard Terms incorporated by Section 2 hereof) or the Procedures. This Agreement supersedes any prior agreement between or among the parties concerning the matters governed hereby. This Agreement may be amended by the Administrative Trustee and the Sponsor from time to time without the consent of the Authorized Participant, or any person on whose behalf the Authorized Participant holds Shares, by the following procedure: the Administrative Trustee or the Sponsor will mail a copy of the amendment to the Authorized Participant in compliance with the notice provisions of this Agreement; if the Authorized Participant does not object in writing to the amendment within ten Business Days after receipt of the proposed amendment, the amendment will become part of this Agreement in accordance with its terms.

Section 7. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to the conflicts of law provisions thereof. The parties irrevocably submit to the non-exclusive jurisdiction of any New York State of United States Federal court sitting in New York City over any suit, action or proceeding arising out of, or relating to, this Agreement.

Section 8. Assignment. No party to this Agreement shall assign any rights, or delegate the performance of any obligations, arising hereunder without the prior written consent of the other parties hereto, except that an Authorized Participant may designate an Agent or an Authorized Participant Client as provided herein; and further provided that (i) any party hereto which may be merged or converted, or with which it may be consolidated, or any entity resulting from any merger, consolidation or conversion to which a party hereunder shall be a party, shall be the successor of such party hereto, and (ii) each of the Administrative Trustee and the Sponsor may (A) assign this Agreement, in whole but not in part, to an affiliate that succeeds to such party’s duties under the Trust Agreement upon notice to the other parties or (B) may delegate any portion of its duties or functions hereunder, if any, for so long as it remains responsible therefor. Any purported assignment or delegation in violation of these provisions shall be null and void. Notwithstanding the foregoing, any successor Administrative Trustee appointed in compliance with the Trust Agreement shall automatically become a party hereto and shall assume all the obligations, and be entitled to all the rights and remedies of the Administrative Trustee hereunder.

Section 9. Signatures and Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Facsimile, PDF or electronic image file signatures to this Agreement shall be acceptable and binding.

IN WITNESS WHEREOF, the parties hereto have executed this Authorized Participant Agreement as of the date set forth above.

BLACKROCK FUND ADVISORS, in its capacity as Administrative Trustee of the iShares® Ethereum Trust

By:
Name:
Title:

iSHARES® DELAWARE TRUST SPONSOR LLC, in its capacity as Sponsor of the iShares® Ethereum Trust

By:
Name:
Title:

[AUTHORIZED PARTICIPANT]

By:
Name:
Title:

Schedule 1

Purchase and Redemption Procedures

iShares Ethereum Trust

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions. For purposes of these Procedures, unless the context otherwise requires, the following terms will have the following meanings:

“Administrative Trustee” shall mean BlackRock Fund Advisors, a California corporation, in its capacity as administrative trustee under the Trust Agreement, and any successor thereto in compliance with the provisions thereof.

“Agent” has the meaning given in the recitals to this Agreement.

“AP Cash Account” shall mean an account at a commercial bank in the U.S. designated in writing by the Authorized Participant to receive or transfer the cash related to Orders.

“Authorized Participant” shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

“Authorized Participant Agreement” shall mean, with respect to an Authorized Participant, such Authorized Participant’s Authorized Participant Agreement with the Administrative Trustee and the Sponsor.

“Authorized Participant Client” has the meaning given in the recitals to this Agreement.

“Authorized Representative” shall mean, with respect to an Authorized Participant, each individual who, pursuant to the provisions of its Authorized Participant Agreement, has the power and authority to act on behalf of the Authorized Participant in connection with the placement of Purchase Orders or Redemption Orders and is in possession of the personal identification number (PIN) assigned by the Administrative Trustee for use in any communications regarding Purchase Orders or Redemption Orders on behalf of such Authorized Participant.

“Basket” shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

“Basket Ether Amount” shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

“BRIL” shall mean BlackRock Investments, LLC. Under an ETF Services Agreement, the Trust has retained BRIL, an affiliate of the Administrative Trustee, to perform certain order processing and other services with respect to the issuance and distribution of Baskets of the Trust.

“Business Day” shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

“Cash Account” shall mean an account established for the Trust with the Cash Custodian for use related to the Cash Component and Cash Amount of a cash Purchase Order or Redemption Order.

"Cash Amount” shall mean an amount of cash sufficient to pay any applicable transaction fee, redemption fee and any additional fixed and/or variable charges applicable to Purchase Orders or Redemption Orders effected fully in cash (when, in the sole discretion of the Administrative Trustee, cash transactions are available, specified or alternatively necessary), in each case, as disclosed in the Prospectus.

“Cash Component” shall mean, in the case of a cash Purchase Order or Redemption Order, an amount of cash equal to the Basket Ether Amount.

“Cash Custodian” shall mean The Bank of New York Mellon, or any successor thereto in its capacity as the cash custodian for the Trust.

“Delivery” or “Deliver” (or “Delivered”) shall mean (a) when used with respect to ether, (i) in the case of a Purchase Order, a deposit of spot ether from the relevant Digital Wallet into the Trust’s Trading Account that meets the requirements for an effective transfer, and (ii) in the case of a redemption, a transfer of spot ether from the Trust’s Trading Account to the relevant Digital Wallet, (b) when used with respect to Shares, either (i) one or more book-entry transfers of those Shares to an account or accounts at DTC designated by the person entitled to such delivery for further credit as specified by that person or (ii) in the circumstances specified in Section 2.4(e) of the Trust Agreement, execution and delivery at the Corporate Trust Office of the Administrative Trustee of one or more Certificates evidencing those Shares, and (c) when used with respect to cash (which shall be U.S. dollars), (i) in the case of a cash Purchase Order, a wire-transfer from the AP Cash Account to the Trust’s Cash Account, and (ii) in the case of a Redemption Order, a wire transfer from the Trust’s Cash Account to the AP Cash Account.

“Deposit Property” means property, and, if applicable, a Cash Component, which, in compliance with the provisions of the Trust Agreement, must be transferred by the Authorized Participant, its Agent or the Authorized Participant Client, to the Trust in exchange for Shares.

“Digital Wallet” shall mean an account maintained by the Prime Execution Agent, or a hosted digital wallet that is maintained by the Prime Execution Agent in connection with an account, that is owned by an Authorized Participant, its Agent, or an Authorized Participant Client. Only an account or a hosted digital wallet that is maintained

“DTC” shall mean The Depository Trust Company, or its successor.

“Order Cutoff Time” shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

“Order Date” shall have, (i) with respect to a Purchase Order, the meaning ascribed to the term in Section 2.6 of the Trust Agreement; and (ii) with respect to a Redemption Order, the meaning ascribed to the term in Section 2.9 of the Trust Agreement.

“Prime Execution Agent” shall mean Coinbase, Inc., an affiliate of the Ether Custodian.

“Prime Execution Agent Agreement” shall mean the Coinbase Prime Execution Agent agreement between the Sponsor, Administrative Trustee and the Prime Execution Agent.

“Procedures” shall mean these Purchase and Redemption Procedures, as may be amended from time to time.

“Purchase and Redemption Line” shall mean a telephone number designated as such by the Administrative Trustee and communicated to each Authorized Participant in compliance with the notice provisions of the respective Authorized Participant Agreement.

“Purchase Order” shall mean an order to purchase one or more Baskets in the form from time to time adopted by the Administrative Trustee.

“Redemption Order” shall mean an order to redeem one or more Baskets in the form from time to time adopted by the Administrative Trustee.

“Redemption Property” means property, and, if applicable, a Cash Component, which, in compliance with the provisions of the Trust Agreement, must be transferred by the Trust to the Authorized Participant, its Agent or the Authorized Participant Client in exchange for Shares.

“Shares” shall mean units of fractional undivided beneficial interest in the net assets of the Trust.

“Sponsor” shall mean iShares Delaware Trust Sponsor LLC, a Delaware limited liability company, in its capacity as sponsor of the Trust, and any successor thereto in such capacity.

“Transaction Fee” shall mean, as of any date, the fee at the time in effect pursuant to Section 5.12 of the Trust Agreement.

“Trading Account” shall mean an account established for the Trust with the Prime Execution Agent for use for the ether related to Purchase Orders and Redemption Orders.

“Transaction Fee” shall mean, as of any date, the transaction fee at the time in effect pursuant to Section 5.12 of the Trust Agreement.

“Trust” shall mean the iShares® Ethereum Trust, a trust governed by the provisions of the Trust Agreement.

“Trust Administrator” shall mean The Bank of New York Mellon, or any successor thereto in its capacity as the trust administrator for the Trust.

“Trust Agreement” shall have the meaning set forth in this Authorized Participant Agreement.

“VAT” shall mean (a) any tax imposed pursuant to or in compliance with the Sixth Directive of the Council of the European Economic Communities (77/388/EEC) or the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (as amended) and any national legislation implementing that Directive or any predecessor to it or supplemental to that Directive including, in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto; and (b) any other tax of a similar nature (including any sales taxes or similar taxes), whether imposed in a member state of the European Union or elsewhere, in substitution for, or levied in addition to, such tax referred to in “(a)”.

Section 1.02. Interpretation. In these Procedures:

Unless otherwise indicated, all references to Sections, clauses, paragraphs, schedules or exhibits, are to Sections, clauses, paragraphs, schedules or exhibits in or to these Procedures.

The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to these Procedures as a whole, and not to any individual provision in which such words may appear.

A reference to any statute, law, decree, rule, regulation or other applicable norm shall be construed as a reference to such statute, law, decree, rule, regulation or other applicable norm as re- enacted, re-designated or amended from time to time.

A reference to any agreement, instrument or document shall be construed as a reference to such agreement, instrument or document as the same may have been amended from time to time in compliance with the provisions thereof.

Section 1.03. Conflicts. In case of conflict between any provision of these Procedures and the terms of the Trust Agreement, the terms of the Trust Agreement shall control.

ARTICLE II

PURCHASE PROCEDURES

Section 2.01. Purchase Orders. The issuance and Delivery of Shares shall take place only in integral numbers of Baskets in compliance with the following rules:

a.         To effect a Purchase Order, the Authorized Participant agrees to deliver to the Trust the Deposit Property plus any applicable Cash Amount. Authorized Participants wishing to acquire from the Administrative Trustee one or more Baskets (whether acting as principal or as agent for an Authorized Participant Client) shall place a Purchase Order with BRIL on any Business Day; provided, however, that only Purchase Orders received by BRIL prior to the Order Cutoff Time on a Business Day shall have such Business Day as the Order Date unless there is an early Order Cutoff Time on the business day prior to the trade date. When using such an early Order Cutoff Time, the Order Date shall be the business day following the date the Order is received by BRIL prior to the Order Cutoff Time on a Business Day. Purchase Orders received by BRIL on or after the Order Cutoff Time on a Business Day (except as otherwise provided in Section 2.01(b)(ii)) will not be accepted. A new Purchase Order may be submitted in accordance with these Procedures.

b.         Cash-in-Lieu. The Administrative Trustee may, in its sole discretion, permit or require the substitution of an amount of cash to be added to the Cash Component to replace all ether that the Authorized Participant Client or Agent would otherwise have had to Deliver in connection with a Purchase Order. The Administrative Trustee may suspend the ability of the Authorized Participant to engage in cash in lieu transactions with respect to the Trust at any time, without prior notice. The Authorized Participant shall be responsible for any and all expenses and costs incurred by the Trust, including all Cash Amounts, in connection with any Purchase Orders. Appendix A to Schedule 1 includes more details on the operational steps and costs associated with such cash-in-lieu orders.

c.         For purposes of paragraph “a” above, a Purchase Order shall be deemed “received” by the Administrative Trustee only when each of the following has occurred:

(i) An Authorized Representative shall have placed a telephone call to the Administrative Trustee’s Purchase and Redemption Line informing the Administrative Trustee that the Authorized Participant wishes to place a Purchase Order for a specified number of Baskets, or entered a Purchase Order through BRIL’s electronic order entry system, as such may be available and constituted from time to time (the use of which shall be subject to the applicable order entry system terms and conditions), informing the Administrative Trustee that the Authorized Participant wishes to place a Purchase Order for a specified number of Baskets. If the Authorized Participant wishes to settle a Purchase Order in a time frame other than the first Business Day following the Order Date (i.e., T + 1), such request must be made to the Administrative Trustee upon placement of the Purchase Order and must be approved by the Administrative Trustee in its sole discretion.

(ii) Within one hour following such telephone call, the Administrative Trustee shall have received, via electronic mail message, a duly completed, irrevocable Purchase Order executed by an Authorized Representative of such Authorized Participant (which Purchase Order may be received after the Order Cutoff Time if such telephone call was made prior to the Order Cutoff Time).

d.         Should BRIL elect to accept the Purchase Order, it shall communicate its decision by sending to the Authorized Participant, via facsimile or electronic mail message, no later than 4:30 pm (New York time) on the Order Date for such Purchase Order a copy of the corresponding Purchase Order endorsed “Accepted” by BRIL and shall communicate to the Authorized Participant, via electronic mail message, no later than 7:30 p.m. (New York time) on such Order Date the Basket Ether Amount that the Authorized Participant (or its Agent or Authorized Participant Client, if applicable) shall Deliver to the Trust's Trading Account at the Prime Execution Agent in respect of each Basket or, if applicable, the Cash Component and estimated Cash Amount that the Authorized Participant shall Deliver to the Trust’s Account at the Cash Custodian designated by the Administrative Trustee for each Basket. For Purchase Orders submitted via BRIL’s electronic order entry system which BRIL has elected to accept, the Authorized Participant will receive an automated electronic mail message indicating the acceptance of the Purchase Order and indicating the Basket Ether Amount that the Authorized Participant (or its Agent or Authorized Participant Client, if applicable) shall Deliver to the Trust’s Trading Account at the Prime Execution Agent in respect of each Basket or, if applicable, the Cash Component and estimated Cash Amount that the Authorized Participant shall Deliver to the Trust’s Account at the Cash Custodian designated by the Administrative Trustee for each Basket, and the Purchase Order will be marked “Accepted” in BRIL’s electronic order entry system. Prior to the transmission of BRIL’s acceptance as specified above, a Purchase Order will only represent the Authorized Participant’s (or its Authorized Participant Client’s, if applicable) unilateral offer to deposit ether and/or cash, if applicable, in exchange for Baskets and will have no binding effect upon the Trust, the Administrative Trustee, BRIL, the Ether Custodian, the Cash Custodian, Prime Execution Agent or any other party.

e.         The Basket Ether Amount, if applicable, corresponding to each Basket must be Delivered to the Trust’s Trading Account at the Prime Execution Agent from a Digital Wallet, no later than 1:30 p.m. (New York time) on the settlement date of the Purchase Order, which shall be the first Business Day following the Order Date unless prior approval for an alternate settlement has been granted by the Administrative Trustee in its sole discretion. The Cash Component and estimated Cash Amount, if applicable, corresponding to each Basket must be Delivered to the Trust’s Cash Account at the Cash Custodian, no later than 1:30 p.m. (New York time) on the settlement date of the Purchase Order, which shall be the first Business Day following the Order Date unless prior approval for an alternate settlement has been granted by the Administrative Trustee in its sole discretion. The Authorized Participant acknowledges and agrees (on behalf of itself and its Agent, if acting in a principal capacity, or its Authorized Participant Client, if acting in an agency capacity) that it (or its Agent or Authorized Participant Client, if applicable) is responsible for confirming the accuracy of the Trust’s Trading Account information (including, if applicable, any associated blockchain address or other information) in connection with any Delivery to the Trust’s Trading Account and the Trust’s Cash Account information in connection with any Delivery to the Trust’s Cash Account; and it (or its Agent or Authorized Participant Client) is responsible for and bears the risk of loss for all ether transferred involved in any Delivery to the Trust’s Trading Account until such ether is credited to the Trust’s Trading Account by the Prime Execution Agent, and neither the Trust, the Sponsor, BRIL, nor the Administrative Trustee is responsible or liable to the Authorized Participant, its Agent, or an Authorized Participant Client in connection therewith.

f.         Ether that has been Delivered to the Prime Execution Agent no later than 1:30 p.m. (New York time) on a Business Day shall be allocated by the Prime Execution Agent to the Trust’s Trading Account no later than 2:00 p.m. (New York time) on the date of such Delivery. Where ether is Delivered to the Trading Account after 1:30 p.m. (New York time) on a Business Day, the Prime Execution Agent (i) will use its commercially reasonable efforts to allocate such ether to the Trust’s Trading Account no later than 2:00 p.m. (New York time) on the date of such Delivery, and (ii) will allocate such ether to the Trust’s Trading Account no later than 2:00 p.m. (New York time) on the next Business Day following the date of such Delivery.

g.         The Prime Execution Agent shall allocate ether to the Trust’s Trading Account by (i) making entries in the Prime Execution Agent’s books and records to identify such ether as being held for the Trust and (ii) sending to the Administrative Trustee and BRIL, via electronic message, a confirmation of the allocation.

h.         On the first Business Day following the Order Date corresponding to a Purchase Order, or on such earlier date as the Administrative Trustee in its discretion may agree, the Trust Administrator shall issue the aggregate number of Shares corresponding to the Baskets ordered by the Authorized Participant and Deliver them, by credit to the account at DTC which the Authorized Participant shall have identified for such purpose in its Purchase Order, provided that, by 3:00 p.m. (New York time) on the date such issuance and Delivery is to take place:

(i) BRIL shall have received from the Authorized Participant the applicable Transaction Fee;

(ii) the Authorized Participant shall have agreed to pay, or reimburse the Cash Custodian, the Ether Custodian, the Prime Execution Agent, the Administrative Trustee or the Trust for the amount of any applicable taxes (including VAT) which are or become due in connection with the Delivery of ether to the Ether Custodian or cash to the Cash Custodian; and

(iii) In situations where a Cash Amount and/or a Cash Component will be applied to a Purchase Order, the Authorized Participant hereby agrees it will transfer funds for each purchase of Shares in an amount equal to the Cash Amount and/or Cash Component, as applicable. Computation of this amount shall exclude any stamp duty and other similar fees and expenses payable upon the transfer of beneficial ownership of the Basket, which shall be the sole responsibility of the Authorized Participant and not of the Trust. The Authorized Participant hereby agrees to deliver the Cash Amount and/or Cash Component to the Trust on or before the first Business Day following the Order Date of the Purchase or such earlier time as may be designated by the Administrative Trustee.

(iv) any other conditions to the issuance under the Trust Agreement shall have been satisfied.

i.         In all other cases, the Authorized Participant shall consult with the Sponsor to determine the ongoing status of the Purchase Order, and the Trust Administrator shall issue the aggregate number of Shares corresponding to the Baskets ordered by the Authorized Participant and Deliver them by credit to the account at DTC which the Authorized Participant shall have identified for such purpose in its Purchase Order on the Business Day following the date on which the conditions set forth in clauses (i) to (iv) of paragraph “h” above shall have been met.

ARTICLE III

REDEMPTION PROCEDURES

Section 3.01. Redemption Orders. Redemption of Shares shall take place only in integral numbers of Baskets in compliance with the following rules:

a.         To effect the Redemption Order, the Authorized Participant agrees to deliver to the Trust, the requisite number of Shares comprising the number of Baskets being redeemed plus any applicable Cash Amount and/or Cash Component. Proceeds of a Redemption Order shall consist of Redemption Property, less any applicable Cash Amount. Authorized Participants wishing to redeem one or more Baskets (whether as principal or on an agency basis on behalf of an Authorized Participant Client) shall place a Redemption Order with BRIL on any Business Day; provided, however, that only Redemption Orders received by BRIL prior to the Order Cutoff Time on a Business Day shall have such Business Day as the Order Date unless there is an early Order Cutoff Time on the business day prior to the trade date. When using such an early Order Cutoff Time, the Order Date shall be the business day following the date the Order is received by BRIL prior to the Order Cutoff Time on a Business Day. Redemption Orders received by the Administrative Trustee on or after the Order Cutoff Time on any Business Day (except as otherwise provided in Section 3.01(b)(ii)) will not be accepted. A new Redemption Order may be submitted in accordance with these Procedures. Redemption Orders shall not be accepted if redemptions have been suspended in accordance with the Trust Agreement.

b.         Cash-in-Lieu. The Administrative Trustee may, in its sole discretion, permit or require the substitution of an amount of cash to be added to the Cash Component to replace all of the ether that the Trust would otherwise have had to Deliver in connection with a Redemption Order. The Administrative Trustee may suspend the ability of the Authorized Participant to engage in cash in lieu transactions with respect to the Trust at any time, without prior notice. The Authorized Participant shall be responsible for any and all expenses and costs incurred by the Trust, including all Cash Amounts, in connection with any Redemption Orders. Appendix A to Schedule 1 includes more details on the operational steps and costs associated with such cash-in- lieu orders.

c.         For purposes of paragraph “a” above, a Redemption Order shall be deemed “received” by the Administrative Trustee only when each of the following has occurred:

(i) An Authorized Representative shall have placed a telephone call to the Administrative Trustee’s Purchase and Redemption Line informing the Administrative Trustee that the Authorized Participant wishes to place a Redemption Order for a specified number of Baskets, or entered a Redemption Order through BRIL’s electronic order entry system, as such may be available and constituted from time to time (the use of which shall be subject to the applicable order entry system terms and conditions attached hereto as Annex A). If the Authorized Participant wishes to settle a Redemption Order in a time frame other than the first Business Day following the Order Date (i.e., T + 1), such request must be made to the Administrative Trustee upon placement of the Redemption Order and must be approved by the Administrative Trustee in its sole discretion.

(ii) Within one hour following such telephone call, the Administrative Trustee shall have received, via electronic mail message, a duly completed, irrevocable Redemption Order executed by an Authorized Representative of such Authorized Participant (which Redemption Order may be received after the Order Cutoff Time if such telephone call was made prior to the Order Cutoff Time).

d.         Should BRIL elect to accept such Redemption Order, it shall communicate its decision to the Authorized Participant by sending to the Authorized Participant, via facsimile or electronic mail message, no later than 4:30 p.m. (New York time) on the Order Date for such Redemption Order a copy of the corresponding Redemption Order endorsed “Accepted” by BRIL and shall communicate to the Authorized Participant, via electronic mail message, no later than 7:30 p.m. (New York time) on such Order Date, the Basket Ether Amount that the Prime Execution Agent shall Deliver to the Digital Wallet of the Authorized Participant (or its Agent or Authorized Participant Client, if applicable) in respect of each Basket being redeemed or, if applicable, the Cash Component minus the estimated Cash Amount that the Cash Custodian shall Deliver to the Authorized Participant at its bank in accordance with settlement instructions it shall provide for a cash Redemption Order (“AP Cash Account”). For Redemption Orders submitted via BRIL’s electronic order entry system that BRIL elects to accept, the Authorized Participant will receive an automated electronic mail message indicating the acceptance of the Redemption Order and indicating the Basket Ether Amount that the Prime Execution Agent shall Deliver to the Digital Wallet of the Authorized Participant (or its Agent or Authorized Participant Client, if applicable) or, if applicable, the Cash Component minus the Cash Amount that the Cash Custodian shall Deliver to the AP Cash Account for the Authorized Participant in respect of each Basket, and the Redemption Order will be marked “Accepted” in the Administrative Trustee’s electronic order entry system.

e.         Provided that, by 2:00 p.m. (New York time) on the first Business Day following the Order Date of a Redemption Order, the Administrative Trustee shall have confirmed in writing or by electronic communication to the Prime Execution Agent, the Ether Custodian and, if applicable, the Cash Custodian that:

(i) the Authorized Participant has Delivered to the Administrative Trustee’s account at DTC the total number of Shares to be redeemed by such Authorized Participant pursuant to such Redemption Order;

(ii) BRIL has received the corresponding Transaction Fee;

(iii) the Authorized Participant has agreed to pay, or reimburse the Ether Custodian, the Cash Custodian, the Prime Execution Agent, the Administrative Trustee or the Trust for the amount of any applicable taxes (including VAT) which are or becomes due in connection with the Delivery of ether or cash to the Authorized Participant, its Agent or the Authorized Participant Client, as applicable; and

(iv) In situations where a Cash Amount and/or a Cash Component will be applied to a Redemption Order, the Authorized Participant hereby agrees that it will make available or transfer funds in an amount equal to the Cash Amount and/or Cash Component, as applicable. Computation of this amount shall exclude any stamp duty and other similar fees and expenses payable upon the transfer of beneficial ownership of the Redemption Property, which shall be the sole the responsibility of the Authorized Participant and not of the Trust. The Authorized Participant hereby agrees to ensure that the Cash Amount and/or Cash Component will be received by the Trust on or before the first Business Day following the Order Date or such earlier time as may be designated by the Administrative Trustee.

(v) any other conditions to the redemption under the Trust Agreement have been satisfied,

the Prime Execution Agent will, as applicable, on such day, in the amounts specified in the communication sent in compliance with paragraph “e” above: Deliver ether to the redeeming Authorized Participant, its Agent, or an Authorized Participant Client, by crediting the appropriate Digital Wallet at the Prime Execution Agent indicated by the redeeming Authorized Participant in its Redemption Order or, if applicable, the Cash Custodian will Deliver cash to the AP Cash Account for the Authorized Participant. Having made such Delivery, the Prime Execution Agent will send written confirmation thereof to the Administrative Trustee and Trust Administrator who will then cancel the Shares so redeemed.

f.         In all other cases, Delivery must be completed by the Prime Execution Agent as soon as, in the reasonable judgment of the Prime Execution Agent, it is practicable following receipt of written confirmation from the Administrative Trustee as described in clauses “i” to “v” of paragraph “e” above.

g.         The foregoing provisions notwithstanding, the Prime Execution Agent shall not be liable for delays, suspension of operations, whether temporary or permanent, failure in making Delivery of ether in respect of a Redemption, or interruption of service in each case to the extent it is directly due to a cause or condition beyond the reasonable control of the Prime Execution Agent, including any act of God; embargo natural disaster; act of civil or military authorities; act of terrorists; hacking (provided that the Prime Execution Agent has taken reasonable precautions and acts in a manner consistent with its applicable policies and procedures with respect to hacking risks and in doing so is not negligent); government prohibitions; civil disturbance; war, strike or other labor dispute; fire; severe weather; interruption in telecommunications, Internet services, or network provider services; unavailability of Fedwire, SWIFT or banks’ payment processes; outbreaks of infectious disease or any other public health crises, including quarantine or other required employee restrictions; or any other catastrophe or material event which is beyond the reasonable control of the Prime Execution Agent. For the avoidance of doubt, a cybersecurity attack, hack or other intrusion by a third-party or by someone associated with the Prime Execution Agent is not a circumstance that is beyond the Prime Execution Agent’s reasonable control, to the extent directly caused by the Prime Execution Agent’s failure to comply with its obligations under the agreement between the Sponsor, Administrative Trustee and the Prime Execution Agent (the “Prime Execution Agent Agreement”). In any such event, the time for the Prime Execution Agent’s performance shall be deferred for a period of time equal to the time lost by reason of such event, provided that the Prime Execution Agent shall notify the Administrative Trustee of such event and shall reasonably cooperate with the Administrative Trustee in minimizing any adverse impact of such event.

h.         In the event that, by 2:00 p.m. (New York time) on the first Business Day following the Order Date of a Redemption Order the Administrative Trustee’s account at DTC shall not have been credited with the total number of Shares corresponding to the total number of Baskets to be redeemed pursuant to such Redemption Order, the Administrative Trustee will cancel such Redemption Order and will send via electronic mail message notice of such cancellation to the respective Authorized Participant, the Prime Execution Agent, the Ether Custodian and, if applicable, the Cash Custodian.

[Signature Page Follows]

IN WITNESS WHEREOF, the Sponsor and the Administrative Trustee have executed these Purchase and Redemption Procedures as of the date set forth above.

BLACKROCK FUND ADVISORS, in its capacity as Administrative Trustee of the iShares® Ethereum Trust

By:
Name:
Title:

iSHARES® DELAWARE TRUST SPONSOR LLC, in its capacity as Sponsor of the iShares® Ethereum Trust

By:
Name:
Title:

Appendix A to Schedule 1

Additional Information Regarding Cash Purchase Orders and Redemption Orders

Schedule 2

iShares® Ethereum Trust

Standard Terms for Authorized Participant Agreements

Dated as of [ ], 2024

STANDARD TERMS FOR AUTHORIZED PARTICIPANT AGREEMENTS (the “Standard Terms”) agreed to as of [   ], 2024, by and between BlackRock Fund Advisors, a California corporation, and iShares Delaware Trust Sponsor LLC, a Delaware limited liability company.

ARTICLE I

ORDERS FOR PURCHASE AND REDEMPTION

Section 1.01. Authorization to Purchase and Redeem Baskets. Subject to the provisions of the Authorized Participant Agreement, during the term of the Authorized Participant Agreement, the Authorized Participant will be authorized to purchase and redeem Baskets of Shares in compliance with the provisions of the Trust Agreement.

Section 1.02. Procedures for Orders. Each party hereto agrees to comply with the provisions of the Trust Agreement and the Procedures to the extent applicable to it.

Section 1.03. Consent to Recording. The phone lines used by the Administrative Trustee, the Ether Custodian and the Cash Custodian or their affiliated persons may be recorded, and the Authorized Participant hereby consents to the recording of all calls with any of those parties.

Section 1.04. Irrevocability. The Authorized Participant agrees on behalf of itself and any Authorized Participant Client that delivery to the Administrative Trustee or BRIL of an Order shall be irrevocable; provided that each of the Trust, the Administrative Trustee, BRIL and the Sponsor reserves the right to reject any Order in compliance with the provisions of the Trust Agreement.

Section 1.05. Costs and Expenses. The Authorized Participant shall be responsible for any and all expenses and costs incurred by the Trust in connection with any Orders.

Section 1.06. Delivery of Property to the Trust. The Authorized Participant understands and agrees that in the event Deposit Property is not transferred to the Trust by the time specified in the Purchase Order and in compliance with the Procedures and the Trust Agreement, a Purchase Order will be cancelled by the Administrative Trustee and the Authorized Participant will be solely responsible for all costs incurred by the Trust, the Administrative Trustee, BRIL, the Ether Custodian or the Cash Custodian related to the cancelled Order.

Section 1.07. Title to Deposit Property and Shares Surrendered for Redemption. The Authorized Participant represents and warrants to the Administrative Trustee and the Sponsor that:

a.    in connection with each Purchase Order, the Authorized Participant (or its Agent or Authorized Participant Client, if applicable) will have full power and authority to transfer to the Trust the corresponding Deposit Property, and that, upon delivery of such Deposit Property to the Prime Execution Agent, the Cash Custodian, the Ether Custodian and/or the relevant subcustodian in accordance with the Procedures, the Trust will acquire good and unencumbered title to such property, free and clear of all liens, charges, duties imposed on the transfer of assets and encumbrances and not subject to any adverse claims or transferability restrictions, whether arising by operation of law or otherwise; and

b.     as of the close of a day that the exchange on which the Trust is listed is open for regular trading and on which the Authorized Participant has placed any Redemption Order for the purpose of redeeming any Shares, it or the Authorized Participant Client, as the case may be, will own (within the meaning of Rule 200 of Regulation SHO) or has arranged to borrow for delivery to the Trust on or prior to the settlement date of the Redemption Order the number of Shares to be redeemed. In either case, the Authorized Participant acknowledges that: (i) it has or if, applicable, its Authorized Participant Client has full legal authority and legal right to tender for redemption the requisite number of Shares and to receive the entire proceeds of the redemption and (ii) if such Shares submitted for redemption have been loaned or pledged to another party or are the subject of a repurchase agreement, securities lending agreement or any other arrangement affecting legal or beneficial ownership of such Shares being tendered there are no restrictions precluding the tender and delivery of such Shares (including borrowed shares, if any) for redemption, free and clear of liens, on the redemption settlement date.

Section 1.08. Certain Payments or Distributions.

a.   With respect to any Purchase Order, the Trust acknowledges and agrees to return to the Authorized Participant on behalf of itself and any Authorized Participant Client any payment, distribution or other amount paid to the Trust in respect of any Deposit Property transferred to the Trust that, based on the valuation of such Deposit Property at the time of transfer, should have been paid to the Authorized Participant or Authorized Participant Client. Likewise, the Authorized Participant on behalf of itself and any Authorized Participant Client acknowledges and agrees to return to the Trust any payment, distribution or other amount paid to the Authorized Participant or any Authorized Participant Client in respect of any Deposit Property transferred to the Trust that, based on the valuation of such Deposit Property at the time of transfer, should have been paid to the Trust. The Authorized Participant accepts and agrees on behalf of itself, its Agent, and any Authorized Participant Client that, in connection with any fork or airdrop with respect to any Deposit Property, any ether corresponding to the Shares, or otherwise, neither the Trust nor the Prime Execution Agent has any duty or obligation whatsoever to the Authorized Participant, its Agent, or any Authorized Participant Client, to claim, take possession of, secure, or otherwise take any action for the benefit of the Authorized Participant, its Agent, or any Authorized Participant Client, as applicable, in connection therewith, and the Authorized Participant, its Agent, or any Authorized Participant Client, as applicable, hereby renounce and abandon any and all right, title, interest, or claim to any assets connected to any such fork or airdrop.

b.     With respect to any Redemption Order, the Authorized Participant on behalf of itself and any Authorized Participant Client acknowledges and agrees to return to the Trust any payment, distribution or other amount paid to it or an Authorized Participant Client in respect of any property transferred to the Authorized Participant or any Authorized Participant Client that, based on the valuation of such property at the time of transfer, should have been paid to the Trust. The Trust is entitled to reduce the amount of any property due to the Authorized Participant or any Authorized Participant Client by an amount equal to any payment, distribution or other sum to be paid to the Authorized Participant or to the Authorized Participant Client in respect of any property transferred to the Authorized Participant or any Authorized Participant Client that, based on the valuation of such property at the time of transfer, should be paid to the Trust. Likewise, the Trust acknowledges and agrees to return to the Authorized Participant or any Authorized Participant Client any payment, distribution or other amount paid to it in respect of any Shares transferred to the Trust that, based on the valuation of such Shares at the time of transfer, should have been paid to the Authorized Participant or such Authorized Participant Client.

Section 1.09. Governmental Sanctions. The Authorized Participant acknowledges and agrees on behalf of itself and any Authorized Participant Client that, if a deposit of ether (as defined in the Procedures) made by the Authorized Participant, its Agent, or any Authorized Participant Client with the Prime Execution Agent (as defined in the Procedures) in connection with a Purchase Order includes any ether which is subject to governmental sanctions applicable to ether, including, without limitation, sanctions of The Office of Foreign Assets Control of the Department of Treasury of the United States applicable to ether, the Prime Execution Agent will block or reject the applicable Purchase Order for the Shares and will take necessary steps to comply with applicable laws.

ARTICLE II

AUTHORIZED REPRESENTATIVES

Section 2.01. Certification. Concurrently with the execution of the Authorized Participant Agreement, the Authorized Participant shall deliver to the Trust a certificate signed by the Authorized Participant’s Secretary or other duly authorized person setting forth the names, e-mail addresses and telephone and facsimile numbers of all persons authorized to give instructions relating to any activity contemplated hereby or any other notice, request or instruction on behalf of the Authorized Participant (each an “Authorized Representative”) The Administrative Trustee may request updates to such certificate from time to time, in a form approved by the Administrative Trustee, but no less frequently than annually. Such certificate and any updates thereto may be accepted and relied upon by the Trust as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until (i) receipt by the Administrative Trustee of a superseding certificate or update to a certificate in a form approved by the Administrative Trustee bearing a subsequent date, or (ii) termination of the Authorized Participant Agreement.

Section 2.02. PIN Numbers. The Administrative Trustee shall issue to each Authorized Representative a unique personal identification number (“PIN Number”) by which such Authorized Representative shall be identified and instructions issued by the Authorized Participant shall be authenticated. The PIN Number shall be kept confidential and only provided to Authorized Representatives. The Authorized Participant may revoke any PIN Number at any time upon written notice to the Administrative Trustee, and the Authorized Participant shall be responsible for doing so in the event that it becomes aware that an unauthorized person has received access to a PIN Number or has or intends to use a PIN Number in an unauthorized manner.

If an Authorized Representative’s PIN Number is changed, the new PIN Number will become effective on a date mutually agreed upon by the Authorized Participant and the Administrative Trustee. The Authorized Participant agrees that, absent the Administrative Trustee’s fraud, willful misconduct, gross negligence or failure to deactivate the PIN Number promptly following a written request to do so from the Authorized Participant or the termination of the Authorized Participant Agreement, none of the Trust or the Administrative Trustee shall be liable for losses incurred by the Authorized Participant as a result of unauthorized use of a Authorized Representative’s PIN Number prior to the time the Authorized Participant provides notice to the Administrative Trustee of the termination or revocation of authority pursuant to Section 2.03.

Section 2.03. Termination of Authority. Upon the termination or revocation of authority of an Authorized Representative by the Authorized Participant or the revocation of a PIN Number by the Authorized Participant, the Authorized Participant shall (i) give immediate written notice of such fact to the Administrative Trustee and such notice shall be effective upon receipt by the Administrative Trustee; and (ii), if applicable, request a new PIN Number. The Administrative Trustee shall, as promptly as practicable, deactivate the PIN Number upon receipt of such written notice.

Section 2.04. Verification. The Administrative Trustee may assume that all instructions issued to it using an Authorized Representative’s PIN Number have been properly placed by the applicable Authorized Representative, unless the Administrative Trustee has actual knowledge to the contrary or the Authorized Participant has revoked the PIN Number. The Administrative Trustee shall have no duty to verify that an Order is being placed by an Authorized Representative. The Authorized Participant agrees that the Administrative Trustee shall not be responsible for any losses incurred by the Authorized Participant as a result of an Authorized Representative identifying himself or herself as a different Authorized Representative or an unauthorized person identifying himself or herself as an Authorized Representative, unless the Administrative Trustee previously received from the Authorized Participant written notice to revoke the PIN Number used by such person.

ARTICLE III

STATUS OF THE AUTHORIZED PARTICIPANT

Section 3.01. Clearing Status. The Authorized Participant represents, covenants and warrants that, as of the date of execution of the Authorized Participant Agreement, and at all times during the term of the Authorized Participant Agreement, the Authorized Participant is and will be entitled to use the clearing and settlement services of each of the national or international clearing and settlement organizations through which, in compliance with the Procedures, the transactions contemplated hereby will clear and settle. Any change in the foregoing status of the Authorized Participant shall terminate the Authorized Participant Agreement and the Authorized Participant shall give prompt written notice thereof to the Administrative Trustee.

Section 3.02. Broker-Dealer Status. The Authorized Participant represents, covenants and warrants that, unless the following paragraph is applicable to it, it is (i) registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (ii) qualified to act as a broker or dealer in the states or other jurisdictions where it transacts business to the extent so required by applicable law, and (iii) a member in good standing of FINRA. The Authorized Participant agrees that it will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of the Authorized Participant Agreement. The Authorized Participant further agrees to comply with all Federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, to the extent such laws and regulations are applicable to the Authorized Participant’s transactions in Shares, and with the Constitution, By-Laws and Conduct Rules of FINRA applicable to its activities as an Authorized Participant, and that it will not offer or sell Shares in any state or jurisdiction where they may not lawfully be offered and/or sold.

Section 3.03. Foreign Status. If the Authorized Participant is offering and selling Shares in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered, qualified, or a member of FINRA as set forth in the preceding paragraph, the Authorized Participant nevertheless agrees to observe applicable laws.

Section 3.04. Compliance with Laws.- The Authorized Participant agrees that it shall comply with all applicable U.S. federal laws and regulations, the laws of the states or other jurisdictions concerned (and the rules and regulations promulgated thereunder), and with the Constitution, By-Laws and Conduct Rules of FINRA, and the rules and regulations or any other applicable self-regulatory organization and/or exchange, in each case to the extent the foregoing relate to promotions, offers and/or transactions in, and activities with respect to, the Shares conducted by it or its Agents, or any Authorized Participant Client.. The Authorized Participant shall not offer nor sell Shares in any state or jurisdiction where such shares may not lawfully be offered and/or sold. The Authorized Participant will, and will cause all of its and its affiliates’ directors, officers, employees, Agents, representatives, any Authorized Participant Client, and other persons that provide services on behalf of the Authorized Participant relating to the Shares to not (and, with respect to any Authorized Participant Client shall perform appropriate diligence and obtain representations that such Authorized Participant Client shall not) make any payments in violation of applicable law, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, in connection with or in any way relating to or affecting the Shares or the offering or distribution of the Shares.

Section 3.05 Anti-Money Laundering. The Authorized Participant represents, covenants and warrants that neither it nor any of its officers, directors, employees, affiliates or Agents have been, and that it has obtained appropriate representations that the Authorized Participant Client and its officers, directors, employees and affiliates have not been, (i) indicted with respect to, or convicted of, any criminal charges, including money laundering, or (ii) is the subject of any criminal action of any nature or of any action by a regulatory agency or self-regulatory organization relating to money laundering. The Authorized Participant confirms that it is subject to the anti-money laundering requirements of the Currency and Foreign Transactions Act of 1970 of the United States, as amended by the USA PATRIOT Act and Anti-Money Laundering Act of 2020 (the “Bank Secrecy Act”), and its implementing regulations, and it represents, covenants and warrants that it has adopted, implemented and shall maintain and comply with; and if its affiliates, its Agents, or any Authorized Participant Client are subject to the anti-money laundering requirements of the Bank Secrecy Act and its implementing regulations, or the anti-money laundering, terrorist financing, Virtual Asset Service Provider (“VASPˮ) or similar laws, regulations, and guidance of other jurisdictions, the Authorized Participant shall ensure that such Agents or affiliates have, or perform appropriate diligence and obtain appropriate representations reasonably designed to ensure that the Authorized Participant Client has, adopted, implemented, and shall maintain and comply with; the anti-money laundering program and other requirements to comply with the Bank Secrecy Act and implementing regulations, or the anti-money laundering, terrorist financing, VASP or similar laws, regulations, and guidance of other jurisdictions, as are applicable, including but not limited to, (i) maintaining and complying with written policies, procedures and controls designed to detect, prevent and report money laundering, terrorist financing, or other suspicious activity and prohibit dealings with shell banks and (ii) maintaining a customer identification program, and any other relevant requirements imposed by such laws, regulations, and guidance. If the Authorized Participant’s affiliate, its Agent, or any Authorized Participant Client, is not subject to the anti-money laundering requirements of the Bank Secrecy Act, the Authorized Participant confirms that its affiliate or Agent will, or the Authorized Participant Client has represented, covenanted and warranted to the Authorized Participant that such Authorized Participant Client will, comply with all applicable laws, rules, regulations, guidance, and requirements of all applicable jurisdictions relating to anti-money laundering, terrorist financing, VASPs, and similar activity, including but not limited to the Money Laundering Control Act of 1986, and from all relevant jurisdictions (collectively, together with the Bank Secrecy Act, “AML Laws”). The Authorized Participant confirms that any Agent or Authorized Participant Client has been successfully onboarded and processed through the Authorized Participant’s own Bank Secrecy Act compliance program, including the Authorized Participant’s customer due diligence, KYC and customer identification procedures.

Section 3.06. Sanctions Program. The Authorized Participant represents, covenants and warrants that it, and any Agent, and shall require appropriate representations and perform appropriate diligence reasonably designed to ensure that such Authorized Participant Client, has adopted, implemented, and shall maintain and comply with a reasonable risk-based program to comply with all applicable economic, trade and financial sanctions laws, resolutions, executive orders and regulations enacted by the United States (including as administered and/or enforced by the Office of Foreign Assets Control), the United Kingdom, United Nations, European Union, and any applicable sanctions authority (collectively, “Sanctions Laws”). The Authorized Participant represents, covenants and warrants that it and any Agent shall maintain and comply, and shall require appropriate representations from and perform appropriate diligence on any Authorized Participant Client reasonably designed to ensure that such Authorized Participant Client shall maintain and comply, with policies, procedures and controls that are reasonably designed to ensure (i) compliance with Sanctions Laws and limit the risk of transactions that could be regarded as circumventing Sanctions Laws and (ii) that it, its affiliates, or its Agents or any Authorized Participant Client, and, to the extent required by law, its and their owners and controllers (a) are not in violation of any Sanctions Laws or on any list of prohibited individuals or entities enacted under Sanctions Laws (collectively, “Sanctions Lists”) and (b) are not located, organized or doing business in a country or territory that is, or whose government is, the target of embargo or countrywide sanctions under any Sanctions Laws. The Authorized Participant represents, covenants, and warrants that (i) it shall require appropriate representations from, and perform appropriate diligence on, any Authorized Participant Client designed to ensure that the Authorized Participant Client shall take reasonable steps to ensure that any Delivery of ether to the Trust performed by the Authorized Participant Client; and (ii) any Delivery of ether to the Trust performed by the Authorized Participant or its Agent; in each case, shall not be directly or indirectly derived from, invested for the benefit of or related in any way to, persons, entities or jurisdictions that are subject to any country embargoes, in violation of any Sanctions Laws or on any Sanctions Lists. The Authorized Participant confirms that any Agent and any Authorized Participant Client has been successfully onboarded and processed through the Authorized Participant’s own Sanctions Laws compliance program.

Section 3.07. Money Services Business. The Authorized Participant understands and acknowledges that some activities on its part, or on the part of its Agents or any Authorized Participant Clients, depending on the circumstances and under certain possible interpretations of applicable law, could be interpreted as resulting in (i) it, its Agent, or an Authorized Participant Client, being deemed a “money services business” by the Financial Crimes Enforcement Network, a bureau of the United States Department of Treasury and/or (ii) a money transmitter under state law and/or (iii) an entity which is engaged in “virtual currency business activity” that requires licensure under 23 NYCRR Part 200, and similar virtual currency-specific laws in other states. The Authorized Participant agrees to consult its own counsel in connection with entering into the Authorized Participant Agreement and transacting in ether, and represents, covenants and warrants that it has, and its Agents have, and any Authorized Participant Clients have represented to the Authorized Participant that they have, obtained all necessary government licenses, registrations, approvals, authorizations and permits necessary to enter into and perform the activities contemplated hereunder.

Section 3.08. Authorized Participant Status.

a. The Authorized Participant understands and acknowledges that the method by which Baskets of Shares will be created and traded may raise certain issues under applicable securities laws. For example, because new Baskets of Shares may be issued and sold by the Trust on an ongoing basis, at any point a “distribution”, as such term is used in the 1933 Act, may occur. The Authorized Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in its being deemed a participant in a distribution in a manner which could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act.

b.     The Sponsor shall ensure that each of the Prospectus and the Trust’s Form 10-K contains an accurate and current listing of Authorized Participants. By executing this Agreement, the Authorized Participant hereby consents to the inclusion of its name as an authorized participant in the Prospectus. The Sponsor will promptly notify, or cause to be notified, the Authorized Participant when the characterization of the Authorized Participant’s role is materially changed in the Prospectus or the Trust’s Form 10-K. Upon the termination of the Authorized Participant Agreement, (i) (A) during the period prior to when the Trust qualifies and in its sole discretion elects to file on Form S-3, the Sponsor will remove such identification from the Prospectus and the Trust’s Form 10-K within a reasonable period of time after the date of the termination of the Authorized Participant Agreement and (B) during the period after when the Sponsor qualifies and in its sole discretion elects to file on Form S-3, the Sponsor will reflect the withdrawal of the Authorized Participant as an authorized participant of the Trust in an Exchange Act filing that will be incorporated by reference into Form S-3 within a reasonable period of time after the date of the termination of the Authorized Participant Agreement and (ii) the Sponsor will promptly update the Trust’s website to remove any identification of the Authorized Participant as an authorized participant of the Trust.

ARTICLE IV

ROLE OF AUTHORIZED PARTICIPANT

Section 4.01. Independent Contractor. The Authorized Participant acknowledges and agrees that for all purposes of the Authorized Participant Agreement, the Authorized Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust or the Administrative Trustee in any matter or in any respect. The Authorized Participant agrees to make itself and its employees available, upon request, during normal business hours to consult with the Administrative Trustee, the Sponsor or their designees concerning the performance of the Authorized Participant’s responsibilities under the Authorized Participant Agreement; provided, however, that the Authorized Participant shall be under no obligation to divulge or otherwise disclose any information that the Authorized Participant reasonably believes (i) it is under legal obligation not to disclose, or (ii) is confidential or proprietary in nature.

Section 4.02. Rights and Obligations of DTC Participant. In executing the Authorized Participant Agreement, the Authorized Participant agrees in connection with any purchase or redemption transactions in which it acts for an Authorized Participant Client or for any other DTC Participant or indirect participant, or any other Beneficial Owner, that it shall extend to any such party all of the rights (to the extent permitted by applicable rules and regulations), and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Procedures.

Section 4.03. Beneficial Owner Communications. The Authorized Participant agrees, subject to any limitations arising under federal or state securities laws relating to privacy or other obligations it may have to its customers, to assist the Administrative Trustee or the Sponsor in determining the ownership level of each beneficial owner relating to positions in Shares that the Authorized Participant may hold as record holder. In addition, the Authorized Participant agrees, in accordance with applicable laws, rules and regulations, at the request of the Sponsor or the Administrative Trustee to forward to such beneficial owners written materials and communications received from the requesting party in sufficient quantities to allow mailing thereof to such beneficial owners, including notices, annual reports, disclosure or other informational materials and any amendments or supplements thereto that may be required to be sent by the Sponsor or the Administrative Trustee to such beneficial owners pursuant to the Trust Agreement or applicable law or regulation, or that the Sponsor or the Administrative Trustee reasonably wishes to distribute, at its own expense, to such beneficial owners.

ARTICLE V

MARKETING MATERIALS AND REPRESENTATIONS

Section 5.01. Authorized Participant’s Representation. The Authorized Participant represents, warrants and agrees that it will not make, or permit any of its representatives to make, any representations concerning Shares other than those contained in or consistent with the Trust’s then current Prospectus or in any promotional materials or sales literature furnished to the Authorized Participant by the Sponsor. The Authorized Participant agrees to provide each purchaser of Shares, whenever required by Rule 173 under the 1933 Act, a notice in compliance with the provisions of such Rule. The Authorized Participant agrees not to furnish or cause to be furnished to any person or display or publish any information or materials relating to Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials), except such information and materials as may be furnished to the Authorized Participant by the Sponsor and such other information and materials as may be approved in writing by the Sponsor. The Authorized Participant understands that the Trust will not be advertised as offering redeemable securities, and that any advertising materials will prominently disclose that the Shares are not redeemable units of beneficial interest in the Trust. Notwithstanding the foregoing, the Authorized Participant may, without the approval of the Sponsor, prepare and circulate in the regular course of its business or for internal use, research reports, institutional communications (as such term is defined in FINRA Rule 2210 as of the date hereof), correspondence (as such term is defined in FINRA Rule 2210 as of the date hereof) and other similar materials that include information, opinions or recommendations relating to Shares, provided that such materials comply with applicable FINRA rules and are not inconsistent with the Prospectus. Copies of the then current Prospectus of the Trust will be supplied by the Sponsor to the Authorized Participant in reasonable quantities upon request.

Section 5.02. [Reserved.]

Section 5.03. Prospectus. The Sponsor will provide, or cause to be provided, to the Authorized Participant copies of the then current Prospectus and any printed supplemental information in reasonable quantities upon request. The Sponsor will notify, or cause to be notified, the Authorized Participant when a revised, supplemented or amended Prospectus for the Shares is available, and make available to the Authorized Participant copies of such revised, supplemented or amended Prospectus at such time and in such quantities as may be reasonable to permit the Authorized Participant to comply with any obligation the Authorized Participant may have to deliver such Prospectus to its customers. The Sponsor shall be deemed to have complied with this Section 5.02 when the Authorized Participant has received such revised, supplemented or amended Prospectus by e-mail, in printable form, with such number of hard copies as may be agreed from time to time by the parties promptly thereafter.

ARTICLE VI

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 6.01. Indemnification. The provisions of this Section 6.01 shall survive termination of the Authorized Participant Agreement.

a.     The Authorized Participant shall indemnify and hold harmless the Sponsor, the Administrative Trustee, BRIL, the Trust, the Prime Execution Agent, the Ether Custodian, the Cash Custodian, the Trust Administrator (which the parties agree is a third-party beneficiary under this Subsection 6.01(a)) their respective subsidiaries, Affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Sponsor Indemnified Party”) from and against any loss, liability, cost and expense (including attorneys’ fees) (“Losses”) incurred by such Sponsor Indemnified Party as a result of (i) any breach by the Authorized Participant, its affiliates, or agents (including Agents), of its or their representations or warranties (including under Section 3.4 of the Trust Agreement); (ii) any failure on the part of the Authorized Participant, its affiliates, or agents (including Agents), to perform any of its or their obligations set forth in the Authorized Participant Agreement; (iii) any failure by the Authorized Participant, its affiliates, or agents (including Agents), to comply with applicable laws and regulations, including rules and regulations of self-regulatory organizations, that apply to it or them; or (iv) actions of such Sponsor Indemnified Party in reliance upon any instructions issued in accordance with the Procedures reasonably believed by such Sponsor Indemnified Party to be genuine and to have been given by the Authorized Participant.

b.     The Authorized Participant shall not be liable to any Sponsor Indemnified Party for any damages arising out of (i) mistakes or errors in data provided in connection with purchase or redemption transactions except for data provided by the Authorized Participant, or (ii) mistakes or errors by, or arising out of interruptions or delays of communications with, the Administrative Trustee or any Sponsor Indemnified Party, or (iii) the reckless disregard of its duties, bad faith, fraud or willful misconduct of any Sponsor Indemnified Party.

c.  The Sponsor shall indemnify and hold harmless the Authorized Participant, its subsidiaries, Affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “AP Indemnified Party”) from and against any Losses incurred by such AP Indemnified Party as a result of (i) any breach by the Sponsor or its affiliates of any of its or their representations or warranties; (ii) any failure on the part of the Sponsor or its affiliates to perform any of its or their obligations set forth in the Authorized Participant Agreement; (iii) any failure by the Sponsor or its affiliates to comply with applicable laws and regulations, including rules and regulations of self-regulatory organizations, that apply to it or them; or (iv) actions of such AP Indemnified Party in reliance upon any instructions issued in accordance with the Procedures reasonably believed by such Indemnified Party to be genuine and to have been given by the Sponsor.

d.          The Sponsor shall not be liable to any AP Indemnified Party for any damages arising out of (i) mistakes or errors in data provided in connection with purchase or redemption transactions except for data provided by the Sponsor, or (ii) mistakes or errors by or arising out of interruptions or delays of communications with, or actions, omissions, or obligations hereunder of, the Prime Execution Agent, Trust Administrator, Ether Custodian, the Cash Custodian or any AP Indemnified Party, or (iii) the reckless disregard of its duties, bad faith, fraud or willful misconduct of any AP Indemnified Party.

.

Section 6.02. Limitation of Liability.

a.          No party to the Authorized Participant Agreement shall be liable for any special, indirect, incidental, exemplary, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of revenue, loss of actual or anticipated profit, loss of contracts, loss of the use of money, loss of anticipated savings, loss of business, loss of opportunity, loss of market share, loss of goodwill or loss of reputation), even if such parties have been advised of the likelihood of such loss or damage and regardless of the form of action, except as otherwise expressly provided herein.

b.         No party to the Authorized Participant Agreement shall be responsible or liable for any failure or delay in the performance of their obligations under the Authorized Participant Agreement caused directly by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; terrorism; sabotage; epidemics or pandemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; except as otherwise provided herein.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Commencement of Trading. The Authorized Participant may not submit an Order prior to the effectiveness of the registration statement, or amendment to the registration statement, filed with the Securities and Exchange Commission and pursuant to which the Authorized Participant is identified as such in the Prospectus.

Section 7.02. Definitions. The capitalized terms used herein are defined as follows.

a. “1933 Act” means the U.S. Securities Act of 1933, as amended.

b. “Administrative Trustee” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

c. “Affiliate” shall have the meaning given to it by Rule 501(b) under the 1933 Act.

d. “airdrop” shall have the meaning ascribed to it in the Trust Agreement.

e. “AML Laws” shall have the meaning in Section 3.05 of this Schedule 2.

f. “Authorized Participant Agreement” shall mean each Authorized Participant Agreement among the Authorized Participant, the Administrative Trustee and the Sponsor into which these Standard Terms shall have been incorporated by reference.

g. “Authorized Participant” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

h. “Authorized Participant Client” means any party on whose behalf the Authorized Participant acts in connection with an Order (whether a customer or otherwise).

i.  “Authorized Representative” shall have the meaning ascribed to it in Section 2.01 hereof.

j.  “Bank Secrecy Act” shall mean the anti-money laundering requirements of the Currency and Foreign Transactions Act of 1970 of the United States, as amended by the USA PATRIOT Act and Anti-Money Laundering Act of 2020.

k. “Basket” shall have the meaning ascribed to it in the Recitals to the Authorized Participant Agreement.

l. “Beneficial Owner” shall have the meaning given to it by Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

m. “Cash Custodian” shall have the meaning ascribed to it in the Procedures.

n. “DTC” means The Depository Trust Company.

o. “DTC Participant” means a person that, pursuant to the DTC’s governing documents, is entitled to deposit securities with DTC in its capacity as a “participant”.

p. “Ether Custodian” shall have the meaning ascribed to it in the Procedures.

q. “FINRA” means the Financial Industry Regulatory Authority.

r. “fork” shall have the meaning ascribed to it in the Trust Agreement.

s. “Indemnified Party” shall have the meaning ascribed to it in Section 6.01.a hereof.

t. “Order” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

u. “Procedures” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

v. “Prospectus” means the Trust’s current prospectus included in its effective registration statement, as supplemented or amended from time to time.

w. “Purchase Order” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

x. “Redemption Order” shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

y. “Sanctions Laws” shall have the meaning ascribed to it in Section 3.06 hereof.

z. “Sanctions Lists” shall have the meaning ascribed to it in Section 3.06 hereof.

aa. “Shares” means shares issued by the Trust pursuant to the provisions of the Trust Agreement.

bb. “Sponsor” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

cc. “Trust” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

dd. “Trust Agreement” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Sponsor and the Administrative Trustee have executed these Standard Terms as of the date first set forth above.

BLACKROCK FUND ADVISORS, in its capacity as Administrative Trustee

By:
Name:
Title:

iSHARES DELAWARE TRUST SPONSOR LLC, in its capacity as Sponsor

By:
Name:
Title:

Schedule 3

CERTIFICATE OF AUTHORIZED REPRESENTATIVES

Each of the following employees of the Authorized Participant (each, an “Authorized Representative”) is authorized, in accordance with the Authorized Participant Agreement dated as of [ ] among the Authorized Participant, the Sponsor, and the Administrative Trustee, to submit Purchase Orders and Redemption Orders on behalf and in the name of the Authorized Participant and to give instructions or any other notice or request on behalf of Authorized Participant with respect to such Orders or any other activity contemplated by the Authorized Participant Agreement.

Name:

E-Mail Address:

Telephone:

The undersigned, [   ], [   ] of Authorized Participant, does hereby certify that the persons listed above have been duly authorized to act as Authorized Representatives pursuant to the Authorized Participant Agreement.

By: ________________________

Name:

Title:

Date: